As filed with the Securities and Exchange Commission on December 4, 1997 Registration No. 333-40129


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            ------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                             GREAT LAKES REIT, INC.
               (Exact name of Registrant as specified in charter)
          Maryland                            36-3844714
(State or other jurisdiction                (I.R.S. Employer
     of incorporation or                   Identification No.)
        organization)
                               823 Commerce Drive
                                    Suite 300
                            Oak Brook, Illinois 60523
                                 (630) 368-2900
    (Address,     including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Richard L. Rasley
                            Executive Vice President,
                        Co-General Counsel and Secretary
                          823 Commerce Drive, Suite 300
                            Oak Brook, Illinois 60523
                                 (630) 368-2900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                Timothy J. Melton
                           Jones, Day, Reavis & Pogue
                              77 West Wacker Drive
                          Chicago, Illinois 60601-1692
                                 (312) 782-3939
                            ------------------------


        Approximate date of commencement of proposed sale to the public:
    From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
                            ------------------------


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                            ------------------------


                                                     CALCULATION OF REGISTRATION FEE

                                                                         Proposed maximum      Proposed maximum
             Title of each class                   Amount to be           offering price           aggregate           Amount of
       of securities to be registered             registered (1)         per security (1)      offering price (1)  registration fee
Common Stock, par value $0.01 per share......       3,867,000                 $18.97                 $73,356,990       $22,230(2)
============================================= ======================  =======================  ==================== ===============

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the reported high and low sales prices of Common Stock of the registrant on the New York Stock Exchange on November 12, 1997.
(2) This amount was previously paid in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
                            ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, Dated December 4, 1997

                                3,867,000 Shares

                             GREAT LAKES REIT, INC.

                                  Common Stock

                     ---------------------------------------


    This Prospectus relates to 3,867,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of Great Lakes REIT, Inc., a Maryland corporation (the "Company"), to be offered (the "Offering") by certain selling stockholders (the "Selling Stockholders"). See "Selling Securityholders." The Offering will terminate on the earlier of the date that all shares of Common Stock subject to the Offering have been sold or otherwise disposed of to parties unaffiliated with the Selling Stockholders or on November 19, 1998, unless otherwise extended. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock is the only class of common stock outstanding and each share of Common Stock is entitled to one vote per share. The shares of Common Stock offered hereby are listed on the New York Stock Exchange (the "NYSE") under the symbol "GL." On December 3, 1997, the closing sale price of the Common Stock on the NYSE Composite Tape was $18.81 per share.

          See  "Risk  Factors"  beginning  on  page 5 of this  Prospectus  for a
discussion  of  certain   factors  that  should  be  considered  by  prospective
purchasers of the Common Stock offered hereby.

                     ---------------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The distribution of the shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or such other national stock exchange or such other national stock exchange on which shares of Common Stock are traded, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions, through underwriters, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

    The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company will receive no proceeds from this Offering, but will pay the expenses of registration under the Securities Act of 1933, as amended (the "Securities Act"), relating to this Offering. See "Plan of Distribution."

                     ---------------------------------------


    Any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any discount or commission received by them and any profits on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                     ---------------------------------------


                     The date of this Prospectus is , 1997.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

         All information contained in this Prospectus relating to the Selling Stockholders or to the proposed or potential methods of distribution of Common Stock being offered hereby has been supplied by the Selling Stockholders and the Company takes no responsibility for the accuracy thereof.

         No persons have been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

1.       The Company's Annual Report on Form 10-K for the year ended December
         31, 1996;

2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997;

3. The Company's Current Report on Form 8-K filed with the Commission on January 3, 1997; the Company's Current Report on Form 8-K/A filed with the Commission on February 5, 1997; the Company's Current Report on Form 8-K/A filed with the Commission on February 26, 1997; the

         Company's Current Report on Form 8-K filed with the Commission on September 15, 1997; the Company's Current Report on Form 8-K filed with the Commission on October 14, 1997; and the Company's Current Report on Form 8-K/A filed with the Commission on November 17, 1997; and

4. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed April 21, 1997, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained herein or in any document incorporated or deemed to be incorporated shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent a statement contained in this Prospectus or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (other than exhibits to the information that has been incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Richard L. Rasley, Executive Vice President, Co-General Counsel and Secretary, Great Lakes REIT, Inc., at the Company's principal executive offices, 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, telephone number (630) 368-2900. Persons requesting copies of exhibits to such documents that were not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing.

                                   THE COMPANY

         In 1996, Great Lakes REIT, Inc. (the "Company") organized Great Lakes REIT, L.P. (the "Operating Partnership") and has subsequently transferred all of the Properties (as defined herein) to the Operating Partnership. As the sole general partner of the Operating Partnership, the Company has exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. Although the Company and Great Lakes REIT, L.P. (the "Operating Partnership") are separate entities, unless the context otherwise requires, all references in this Prospectus to the "Company" refer to the Company and the Operating Partnership, collectively.

Business

         The Company is a fully integrated, self-administered and self-managed real estate company focused on acquiring, renovating, owning and operating suburban office and light industrial properties located within an approximate 500-mile radius of metropolitan Chicago (the "Midwest Region"). As of November 10, 1997, the Company owned and operated 32 properties (the "Properties") in suburban Chicago, Milwaukee, Minneapolis, Detroit, Columbus and Cincinnati. The Properties contain approximately 3.5 million rentable square feet leased to over 300 tenants in a variety of businesses. The Properties primarily consist of Class A and Class B suburban office properties and range in size from 15,000 to 260,000 rentable square feet. The Company has elected to be treated for federal income tax purposes as a real estate investment trust ("REIT").

         The Company is a Maryland corporation and its principal executive offices are located at 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, telephone number (630) 368-2900.

                                                   THE OFFERING

Common Stock offered by the Selling Stockholders.............   3,867,000 shares
Common Stock outstanding as of November 10, 1997..........  15,709,916 shares(1)
New York Stock Exchange Symbol...............................                 GL

(1) Assumes the issuance of 24,050 shares of Common Stock in exchange for all outstanding interests in the Operating Partnership ("OP Units") other than those OP Units held by the Company. Excludes 1,559,463 shares issuable upon the exercise of outstanding stock options.


                                 USE OF PROCEEDS

       All shares of Common Stock being offered hereby will be sold by the Selling Stockholders for their own account. The Company will not receive any proceeds from such sales.

                                  RISK FACTORS

       An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase Common Stock in the Offering.

Concentration of Properties in Midwest Region

       All of the Properties are located in the Midwest Region, including 17 Properties located in the suburban Chicago, Illinois area. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect the Company's funds available for distribution to stockholders. The Company's financial performance and its ability to make distributions to stockholders are therefore dependent on the economic conditions in the Midwest Region, particularly in the Chicago area. The Company's revenues and the value of its Properties may be affected by a number of factors, including local economic conditions (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial and other competing commercial properties). There can be no assurance that the economies of the Midwest Region or the Chicago area will continue to grow or that any future growth will meet historical growth rates.

Risk that the Company May Be Unable to Retain Tenants or Rent Space Upon Lease Expirations

       The Company will be subject to the risks that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the expired lease terms. Leases on a total of approximately 5.5%, 14.0%, 11.9% and 17.0% of the occupied rentable square feet of the Properties will expire in 1997, 1998, 1999 and 2000, respectively. If the Company is unable to promptly relet or renew leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting are significantly lower than expected, the Company's cash flow and ability to make distributions to stockholders could be adversely affected.

Risks Associated with the Recent Acquisition of Many of the Properties; Lack of Operating History
       All of the Properties have been under the Company's management for less than five years and 15 of the Properties have been acquired since January 1, 1996. The most recently acquired Properties may have characteristics or deficiencies unknown to the Company that may impact their value or revenue potential. It is also possible that the operating performance of the most recently acquired Properties may decline under the Company's management.

       The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. No assurances can be given that the Company will be able to successfully integrate such properties or effectively manage additional properties, or that newly acquired properties will perform as expected.

Real Estate Financing Risks

       Inability to Repay or Refinance Indebtedness at Maturity. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest and the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will be less favorable than the terms of the expiring indebtedness.

       Potential Effect of Rising Interest Rates on the Company's Cash Flow. Advances under the Company's secured bank credit facility (the "Credit Facility") bear interest at variable rates and the indebtedness under certain other lines of credit and existing mortgage notes are subject to periodic adjustments based on the then current market interest rates. In addition, the Company may incur other variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and amounts available for distribution to stockholders.

Real Estate Investment Risks

       Real Estate Ownership Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of revenue generated and expenses incurred. If the Company's real properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders would be adversely affected. The Company's revenue and the value of its Properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of its Properties; the ability of the Company to manage and maintain its real properties and secure adequate insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax and environmental laws, interest rate levels and the availability of capital.

       Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits a REIT's ability to sell properties held for fewer than four years. This limitation may adversely affect the Company's ability to sell properties.

       Impact of Competition on Occupancy Levels and Rents Charged. Numerous office properties compete with the Properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than the Company. The number of competitive commercial properties in a particular area could have a material adverse effect on (i) the ability to lease space in the Properties (or in newly acquired or developed properties) and (ii) the rents charged.

       Potential Increases in Certain Taxes and Regulatory Compliance Costs. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act (the "ADA"), which requires all public accommodations and commercial facilities to meet certain federal requirements related to access and use by disabled persons, and state and local fire and life safety requirements. Compliance with the ADA requirements could require removal of access barriers. Failure to comply with all applicable regulatory requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company that could have an adverse effect on the Company's cash flow and distributions to stockholders.

       Impact of Financial Condition and Solvency of Tenants on the Company's Cash Flow. At any time, a tenant of the Properties may seek the protection of bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in a failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's revenues and cash flows may be adversely affected.

Risks of Acquisition, Renovation and Development Activities

       The Company intends to continue acquiring office properties. Acquisitions of office properties entail risk that investments will fail to perform in accordance with expectations. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

       The Company may renovate and/or expand its Properties from time to time. Renovation and expansion projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While policies with respect to renovation and expansion activities are intended to limit some of the risks otherwise associated with such activities, the Company would nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which may not be completed.

       The Company anticipates that future acquisitions and renovations will be financed through a combination of advances under the Credit Facility, other forms of secured or unsecured financing and issuance of OP Units, Common Stock or other equity interests in the Company. If new projects are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for these properties may not be available or may be available only on disadvantageous terms.

       While the Company has generally limited its acquisition, renovation, management and leasing business primarily to the Midwest Region, it is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets outside of the Midwest Region, which could adversely affect its ability to acquire, develop, manage or lease properties in any new markets.

       Changing market conditions,  including  competition from other purchasers
of   properties   similar  to  the   Properties,   may  diminish  the  Company's
opportunities for attractive acquisitions.

       The Company also intends to review from time to time the possibility of developing and constructing office buildings and other commercial properties in accordance with the Company's development policies. Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property which are not sufficient to make the property profitable; the unavailability of financing on favorable terms for development of a property; and an inability to complete construction and lease-up on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

Effect of Shares Available for Future Sale on Common Stock Price

       The shares of Common Stock acquired pursuant to the Offering will be freely transferable by persons who are not affiliates of the Company without restriction or further registration under the Securities Act. Virtually all of the outstanding shares of Common Stock, other than shares held by affiliates of the Company, are freely tradable. Shares of Common Stock held by affiliates of the Company are subject to limitations on the volume that may be sold other than sales pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder. The sale or issuance or the potential for sale of additional shares by the Company, the sale of shares held by affiliates or the sale of a significant number of shares by other current holders could have an adverse impact on the market price of the Common Stock.

Dependence on Key Personnel

       The Company is dependent on the efforts of its executive officers, particularly Richard A. May, the Company's Chief Executive Officer, Patrick R. Hunt, the Company's Chief Operating Officer, and Richard L. Rasley, the Company's Executive Vice President. The loss of their services could have a material adverse effect on the Company's operations, financial condition and results of operations. In addition, it will be an event of default under the Credit Facility if (i) Messrs. May and Rasley fail to own, in the aggregate, 1% or more of the outstanding shares of Common Stock or (ii) either of them ceases to be employed by the Company in their respective current positions and is not replaced within six months by a suitable successor.

No Limitation on Debt

       The Company currently has a policy of incurring debt only if upon such incurrence the total debt to total market capitalization ratio would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate that policy at any time. If that policy was changed, the Company could become more highly leveraged, resulting in increased debt service costs that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

       The Company has established its debt policy relative to its total debt to total market capitalization ratio rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its Properties upon refinancing and the ability of particular Properties and the Company as a whole to generate sufficient cash flow to cover expected debt service costs.

Changes in Policies Without Stockholder Approval

       The Company's investment, financing, borrowing, distribution and conflicts of interest policies and its policies with respect to all other activities will be determined by the Company's Board of Directors. Although the Board of Directors has no present intention to do so, it can amend, revise or eliminate these policies at any time and from time to time at its discretion without a vote of the stockholders. A change in any of these policies could adversely affect the Company's financial condition or results of operations or the market price of the Common Stock.

Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities

       Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1993, and the Company believes that it has been organized and has operated in such a manner so as to qualify as a REIT for federal income tax purposes. Although the Company believes that it will remain organized and will continue to operate so as to qualify as a REIT, no assurance can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and may be affected by various factual matters and circumstances not entirely within the Company's control. In the case of a REIT, such as the Company, that holds substantially all of its assets in partnership form, the complexity of these Code provisions and the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending proposal to amend the tax laws that would materially and adversely affect its ability to operate in such a manner so as to qualify as a REIT.

       If the Company were to fail to qualify as a REIT with respect to any taxable year, the Company would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders, and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, any net earnings of the Company available for investment or distribution to stockholders would be reduced for the year or years involved because of the additional tax liability of the Company, and distributions to stockholders would no longer be required to be made. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be ineligible for qualification as a REIT for the four taxable years following the year during which such qualification was lost. Although the Company believes it has operated and currently intends to operate in a manner designed to allow it to continue to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interests of the Company and its stockholders to revoke the REIT election.

       Other Tax Liabilities. Even if the Company continues to qualify for and maintains its REIT status, it may be subject to certain federal, state and local taxes on its income and property.

Effect of REIT Distribution Requirements

       To maintain its status as a REIT for federal income tax purposes, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain and after certain adjustments). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such year plus 95% of its capital gain net income for such year plus 100% of its undistributed income from prior taxable years.

       The Company intends to make distributions to its stockholders to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. The Company anticipates that cash flow from operations, including its share of distributions from the Operating Partnership, will be sufficient to enable it to pay its operating expenses and meet the distribution requirements of a REIT, but no assurance can be given that this will be the case. In addition, differences in timing between (i) the actual receipt of income and the actual payment of expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company could leave the Company without sufficient cash to enable it to meet the REIT distribution requirements. Similarly, if the IRS were to determine that the Company had failed to comply with the 95% distribution requirement of the Code for any taxable year, under certain circumstances, the Company would be able to rectify that failure by paying "deficiency dividends" to its stockholders, as well as interest to the IRS, in a later taxable year. The amount of any such "deficiency dividends" and interest could exceed the Company's available cash. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms to comply with such requirements. The requirement to distribute a substantial portion of the Company's taxable income could also cause the Company to have to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require additional borrowings or sales of assets to fund the costs of such items and could restrict the Company's ability to expand at the same pace as it has historically or at a pace necessary to remain competitive.

Failure of Operating Partnership to Qualify as a Partnership for Federal Income Tax Purposes
       The Company believes that the Operating Partnership has been organized as a partnership and qualifies for treatment as such for federal income tax purposes. If the Operating Partnership failed to qualify as a partnership for federal income tax purposes and were instead taxable as a corporation, the Company would cease to qualify as a REIT because of its inability to satisfy the REIT asset income tests (as set forth in the Code), and the Operating
Partnership would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. The imposition of a corporate tax on the Operating Partnership would also reduce the amount of cash available for distribution to the Company and its stockholders.

Limits on Changes in Control

       Certain provisions of the Company's charter (the "Charter") and bylaws (the "Bylaws") may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may therefore inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to stockholders or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

       Limits on Ownership of Common Stock. For the Company to maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of stock of the Company may be owned, actually or constructively (under the applicable attribution rules of the Code), by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company (the "five or fewer requirement"). For taxable years of the Company beginning after August 5, 1997, however, the Company's failure to satisfy the five or fewer requirement would no longer result in the Company's disqualification as a REIT so long as the Company has otherwise complied with the requirements under the Code and the applicable Treasury Regulations for ascertaining the actual ownership of its outstanding shares of stock and maintaining records of its ownership, and the Company did not know, and would not have known by exercising reasonable diligence, whether it failed to meet the "five for fewer requirement." In addition, if the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively (under the applicable attribution rules of the Code) owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code.

       The Charter, as amended and restated on September 23, 1997, and the Bylaws of the Company contain certain restrictions on the ownership and transfer of the Common Stock that are intended to prevent concentration of stock ownership and thus to protect the Company against the risk of losing REIT status. These restrictions limit any person from acquiring actual or constructive ownership of more than 9.9% (the "Aggregate Stock Ownership Limit") in value of the outstanding shares of stock of the Company. The Board of Directors, in its sole discretion, may exempt a proposed transferee from the Aggregate Stock Ownership Limit. However, the Board of Directors may not grant an exemption from the Aggregate Stock Ownership Limit to any proposed transferee whose actual or constructive ownership of more than 9.9% in value of the outstanding shares of stock of the Company would result in the termination of the Company's status as a REIT under the Code. These restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT under the Code. The Aggregate Stock Ownership Limit may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

       Prior to the amendment and restatement of the Company's Charter earlier this year, the restrictions described above were contained only in the Bylaws of the Company, and the Charter contained other more general restrictions on the ownership and transfer of the Common Stock. Although the Company believes that it has satisfied the "five or fewer requirement" and the REIT gross income tests for each of its taxable years commencing with its taxable year ended December 31, 1993, the restrictions in the Charter prior to amendment and the restrictions in the Bylaws did not ensure that the Company in fact satisfied these requirements, primarily because the provisions in the Charter did not operate automatically to void any attempted transfer, acquisition or ownership of shares of Common Stock of the Company that would result in the disqualification of the Company as a REIT, but instead required the Company's Board of Directors to take action to prohibit or deem to be null and void any such attempted transfer, acquisition or ownership of shares of Common Stock or to purchase or redeem any such shares of Common Stock. Particularly after the shares of Common Stock became publicly traded, the Board of Directors may not have become aware of attempted transfers, acquisitions or ownership of Common Stock that would cause the Company to fail to qualify as a REIT. Moreover, the restrictions on transferability contained in the Bylaws may not be enforceable against holders of Common Stock who became holders prior to the time that the restrictions were added to the Bylaws in February 1997. If the Company were to fail to qualify as a REIT with respect to any taxable year, the Company would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders, and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

       Issuance of Additional Stock. The Charter authorizes the Board of Directors to issue authorized but unissued shares of Common Stock and Preferred Stock and to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series of which no shares have been issued. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter to set, subject to the provisions of the regarding restriction on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. The Board could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for Common Stock or otherwise be in the best interest of the stockholders. As of November 10, 1997, there were 10,000,000 authorized but unissued shares of Preferred Stock and no shares of Preferred Stock outstanding; the Company has no present plans to issue any shares of Preferred Stock.

Anti-Takeover Effects of Certain Provisions of Maryland Law and the Charter and Bylaws

       As more fully described below, the business combination provisions and the control share acquisition provisions of the Maryland General Corporation Law, as amended ("MGCL"), the provisions of the Charter on removal of directors, and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. The following paragraphs summarize certain anti-takeover effects of each of these items.

       Classified Board of Directors. The Charter authorizes the Company to have a Board of Directors with three classes, each class of directors serving staggered three-year terms. Although the Company currently has no intention of implementing a classified Board of Directors, the Board of Directors would have the discretion to do so at any time pursuant to the Charter. Adoption of a classified board of directors could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

       Removal of Directors. Pursuant to the Charter, a director may be removed with or without cause by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon an affirmative majority vote and filling the vacancies created by such removal with their own nominees.

       Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination generally must be recommended by the board of directors of such corporation and approved by two super-majority votes of the stockholders. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The MGCL permits companies to elect not to be governed by the business combination provisions of the MGCL however, the Company's Charter does not currently contain such a provision.

       Therefore, pursuant to its Charter the Company is subject to the business combination provisions of the MGCL, unless the Board of Directors adopts a resolution thereafter exempting the Company from the business combination provisions of the MGCL or approving business combinations, either specifically or generally. The Board of Directors currently is unaware of any current or potential Interested Shareholder, so the Board has no current plans for further action with respect to these provisions.

       Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or with respect to which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

       The Bylaws provide that the Company and its shares of stock shall not be governed by the control share acquisition statute. The Board of Directors may in the future amend or eliminate this provision.

Possible Losses Not Covered By Insurance

       The Company carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits that the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the Property, as well as the anticipated future revenue from the Property and, in the case of debt with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would materially adversely affect the Company.

Possible Environmental Liabilities

       Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

Effect of Market Interest Rates on Price of Common Stock

       One of the factors that will influence the market price of the Common Stock in public markets will be the distribution rate on the Common Stock. To the extent distribution rates do not increase sufficiently in response to increasing market interest rates, such an increase in interest rates may adversely affect the market price of the Common Stock.

                             SELLING SECURITYHOLDERS

       The following table sets forth information as to the ownership of Common Stock as of September 30, 1997 by the Selling Stockholders listed below. Each of the Selling Stockholders acquired the shares of Common Stock offered hereby pursuant to the Stock Purchase Agreement dated as of August 20, 1996 (the "Stock Purchase Agreement") by and among the Company and the Selling Stockholders. Pursuant to the Registration Rights Agreement dated as of August 20, 1996 (the "Registration Rights Agreement") by and among the Company and the Selling Stockholders, the Company has granted the Selling Stockholders certain registration rights with respect to the 3,867,000 shares of Common Stock acquired by them pursuant to the Stock Purchase Agreement (collectively, the "Registrable Shares"). The following summary of certain material provisions of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. In accordance with its obligations under the Registration Rights Agreement, the Company has registered the Common Stock offered hereby under the Securities Act pursuant to the Registration Statement of which this Prospectus forms a part.

       Subject to certain terms and conditions, the Registration Rights Agreement provides that not later than the 180th day after the closing of the Company's initial public offering, the Company is obligated to cause a registration statement covering the Registrable Shares. The Company completed the initial public offering of its Common Stock on May 13, 1997. The Company is obligated to use its best efforts, subject to any Permitted Interruption (as defined in the Registration Rights Agreement), to cause such registration statement to remain effective until the earlier of (i) the date on which all Registrable Shares have been sold under such registration statement and (ii) the later of (A) the date that is 12 months after such registration statement becomes effective and (B) the date that all Registrable Shares are freely transferable pursuant to Rule 144(k) or any successor rule of the rules and regulations promulgated under the Securities Act (assuming for purposes of calculating such period that no holder of Registrable Shares is an affiliate of the Company) in any case, as extended by the period of any Permitted Interruption.

       The Registration Rights Agreement also provides that if the Company proposes to register Common Stock under the Securities Act on any Registration Statement covering such Common Stock, the holders of Registrable Shares are entitled to have their shares included in such Registration Statement on a pro rata basis at the Company's expense, subject to certain other terms and conditions set forth in the Registration Rights Agreement. The Company has agreed to pay all expenses incident to the Offering, including all related registration and filing fees. In addition, the Company and the Selling
Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

       Except as indicated below, none of the Selling Stockholders is a director, executive officer or employee of the Company.

                                                              Shares of Common                              Shares of Common
                                                             Stock Beneficially                            Stock Beneficially
                                                               Owned Prior to        Number of Shares          Owned After
Name of Beneficial Owner                                        the Offering(1)       Offered Hereby         the Offering(2)
                                                           Number      Percentage                         Number     Percentage

Fortis Benefits Insurance Company(3)(4)...................   1,005,000       6.4%        1,000,000          5,000            *
Morgan Stanley Asset Management Inc.(3)(5)................   1,005,000       6.4%        1,000,000          5,000            *
Wellsford Karpf Zarrilli Ventures, L.L.C.(3)(6)...........   1,000,000       6.4%        1,000,000              0            *
Logan, Inc.(3)(7).........................................     682,000       4.3%          482,000        200,000         1.3%
Pension Trust Account No..................................     385,000       2.5%          385,000              0            *
 104972 Held by Bankers
 Trust Company as Trustee
----------------

*     Less than 1%.
(1) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. (2) Assumes all Registrable Shares will be sold pursuant to the Offering. (3) Based on the most recent Schedule 13D or 13G on file with the Commission, except as discussed in footnotes (5) and
      (7) below.
(4) James J. Brinkerhoff, a director of the Company, is a Senior Vice President, Real Estate, of Fortis Advisers, Inc., which provides investment advisory services to Fortis Benefits Insurance Company ("FBIC"), and an Officer of FBIC. Mr. Brinkerhoff was appointed to the Board of Directors in August 1996 pursuant to FBIC's right to nominate one director under the Stock Purchase Agreement. Includes options exercisable within 60 days to purchase 5,000 shares of Common Stock, which options were granted to Mr. Brinkerhoff as director compensation and assigned by Mr. Brinkerhoff to Fortis Benefits Insurance Company.
(5) As reported in Amendment No. 3 to a Schedule 13D filed by Morgan Stanley Asset Management Inc. ("MSAM") on March 11, 1997, (i) MSAM has shared voting power as to 1,054,339 shares of Common Stock and shared dispositive power as to 1,054,339 shares of Common Stock, (ii) Morgan Stanley Institutional Fund, Inc. ("MSIF") has shared voting power as to 643,150 shares of Common Stock and shared dispositive power as to 643,150 shares of Common Stock, (iii) Morgan Stanley SICAV Subsidiary S.A. (the "SICAV Subsidiary") has shared voting power as to 411,189 shares of Common Stock and shared dispositive power as to 1,054,339 shares of Common Stock. Such 13D included an aggregate of 54,339 shares of Common Stock that were issuable pursuant to the conversion of outstanding shares of Preferred Stock and shared dispositive power as to 1,054,339 shares of Common Stock. All outstanding shares of Preferred Stock were subsequently canceled upon the completion of the Company's initial public offering in May 1997. As a result, such 54,339 shares of Common Stock have been excluded from the share amount listed. Russell C. Platt, a director of the Company from August 1996 to February 1997, is a Managing Director of MSAM. Mr. Platt was appointed to the Board of Directors in August 1996 pursuant to MSAM's right to nominate one director under the Stock Purchase Agreement. Includes options exercisable within 60 days to purchase 5,000 shares of Common Stock, which options were granted to Mr. Platt as director compensation and assigned by Mr. Platt to MSAM.
(6) Edward Lowenthal, a member of Wellsford Karpf Zarrilli, L.L.C. ("WKZV"), is a director of the Company. Mr. Lowenthal was appointed to the Board of Directors in August 1996 pursuant to WKZV's right to nominate one director under the Stock Purchase Agreement. In addition, beginning in December 1996, the Company retained Karpf, Zarrilli & Co. Incorporated ("Karpf Zarrilli") as a consultant in connection with certain matters. In its capacity as consultant, the Company paid Karpf Zarrilli $118,750 plus expenses of $10,884 through the closing of the Company's initial public offering in May 1997. Steven A. Karpf and Frederick P. Zarrilli are Principals of Karpf Zarrilli and members of WKZV.
(7) Logan, Inc. is an indirect wholly owned subsidiary of The Northwestern Mutual Life Insurance Company ("NML"). NML owns 200,000 shares (50,000 of which are held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account). Logan, Inc. and NML have shared voting and investment power with respect to 482,000 of such shares.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders. The Selling Stockholders may from time to time sell all or a portion of such shares of Common Stock in one or more transactions (which may involve one or more block transactions) on the exchange on which the Common Stock is traded, if any, in the over-the-counter market, in separately negotiated transactions or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Common Stock may be sold through brokers acting on behalf of the Selling Stockholders or to dealers or underwriters for resale by such dealers or underwriters; and that in connection with such sales such brokers, dealers and underwriters may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of shares of Common Stock for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

         To the extent required, the specific shares of Common Stock to be sold, the respective purchase price and the public offering price, the names of any such broker, dealer or underwriter, any commissions or discounts which respect to a particular offer and any other information material to the transaction will be set forth in an accompanying supplemental prospectus or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

         In connection with any sales through a broker, such broker may act as agent for the Selling Stockholders or may purchase from the Selling Stockholders all or a portion of such Common Stock as principal. Common Stock sold by a broker may involve one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any broker as principal and resale by such broker for its own account pursuant to a Prospectus Supplement; (iii) an exchange distribution or a secondary distribution in accordance with applicable NYSE rules; (iv) ordinary brokerage transactions and transactions in which any broker solicits purchasers; (v) sales "at the market" to or through the market maker or into an existing trading market, on an exchange or otherwise, for such Common Stock; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers.

         If the sale of any shares is effected through underwriters, such underwriters will be named in a supplemental prospectus. The Selling
Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealers or others who may be deemed underwriters may be entitled under agreements entered into with the Company and the Selling Stockholders to indemnification against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

         Any Common Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. There can be no assurance that any Selling Stockholder will sell any or all of such Common Stock, and any Selling Stockholder may transfer, devise or gift such Common Stock by other means not described herein.

         The Company has advised the Selling Stockholders that this Offering will terminate on the earlier of the date that all shares of Common Stock subject to the Offering have been sold or otherwise disposed of to parties unaffiliated with the Selling Stockholders or on November 19, 1998, unless otherwise extended. No offers or sales may be made in reliance on this Prospectus following on the earlier of the date that all shares of Common Stock subject to the Offering have been sold or otherwise disposed of to parties unaffiliated with the Selling Stockholders or November 19, 1998, unless otherwise extended.


                                  LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Jones, Day, Reavis & Pogue, Chicago, Illinois, and certain matters of Maryland law, including the validity of the shares of Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.


                                     EXPERTS

         The consolidated financial statements of Great Lakes REIT, Inc. appearing in Great Lakes REIT, Inc.'s Annual Report (From 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------


--------------------------------------------------------------




         No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any person deemed to be an underwriter within the meaning of the Securities Act. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such an offer or solicitation is not qualified to do so or to any person to some it is unlawful to make such an offer or solicitation.



                                                ---------------------------





                                TABLE OF CONTENTS
                                                                      Page

Available Information.................................................  2
Incorporation of Certain Documents by Reference.......................  2
The Company...........................................................  3
The Offering..........................................................  4
Use of Proceeds ......................................................  4
Risk Factors..........................................................  5
Selling Securityholders............................................... 15
Plan of Distribution.................................................. 17
Legal Matters ........................................................ 18
Experts .............................................................. 18







--------------------------------------------------------------


--------------------------------------------------------------





--------------------------------------------------------------


--------------------------------------------------------------



                                3,867,000 Shares


                             GREAT LAKES REIT, INC.


                                  Common Stock




                                   PROSPECTUS






















--------------------------------------------------------------


--------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Shares being registered hereby, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee.................$   22,230
Printing costs...................................................       10,000
Accounting fees and expenses.....................................        5,000
Legal fees and expenses..........................................       20,000
Miscellaneous expenses............................................       2,270
                                                                     ----------

                           Total.................................   $   60,000
                                                                     ==========

Item 15.  Indemnification of Directors and Officers

                  The Maryland General Corporation Law, as amended (the "MGCL"), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company (the "Charter") contains such a provision which eliminates such liability except to the extent required by the MGCL.

         The Charter obligates the Company to indemnify the directors and officers (and former directors and officers) of the Company to the fullest extent permitted by the MGCL. The bylaws of the Company (the "Bylaws") obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

         The Company has in effect insurance policies in the amount of $5 million covering all of the Company's directors and officers.

Item 16.  Exhibits

         4.1 Articles of Amendment and Restatement of the Company filed with the Maryland State Department of Assessments and Taxation on September 23, 1997 (incorporated by reference to Exhibit
                  3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997).

        *4.2 Amended and restated bylaws of the Company dated September 11, 1997.

        *4.3      Specimen of certificate representing shares of Common Stock.

         4.4 Stock Purchase Agreement dated as of August 20, 1996 by and among the Company and the Selling Stockholders (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 1996).

         4.5 Registration Rights Agreement dated as of August 20, 1996 by and among the Company and the Selling Stockholders
                  (incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 1996).

        *5.1 Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the securities being registered.

       *23.1 Consent of Ballard Spahr Andrews & Ingersoll (included in their opinion filed as Exhibit 5.1).

        23.2      Consent of Ernst & Young LLP.

       *24.1      Powers of Attorney

* Previously filed

Item 17.  Undertakings


(a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 4th day of December, 1997.

                                               GREAT LAKES REIT, INC.


                                             By:   /s/ Richard A. May
                                             Richard A. May
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 4th day of December, 1997.

                                                 Title

  /s/ Richard A. May               Chairman of the Board of Directors, President
         Richard A. May            and Chief Executive Officer (Principal
                                   Executive Officer)

  /s/ Richard L. Rasley            Executive Vice President,
         Richard L. Rasley         Secretary, Co-General Counsel and Director


  /s/ James Hicks                  Senior Vice President-Finance,
         James Hicks               Chief Financial Officer and Treasurer
                                   (Principal Financial Officer and
                                   Principal Accounting Officer)

 *                                 Director
         James J. Brinkerhoff


 *                                 Director
         Daniel E. Josephs

 *                                 Director
         Edward Lowenthal

 *                                 Director
         Donald E. Phillips

 *                                 Director
         Walter H. Teninga


* The undersigned by signing his name hereunto has hereby signed this Amendment No. 1 to Registration Statement on behalf of the above-named directors, on December 4, 1997, pursuant to a power of attorney executed on behalf of each such director and filed with the Securities and Exchange Commission.


By:  /s/ Richard A. May
             Richard A. May

Exhibit 23.2




                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Great Lakes REIT, Inc. for the registration of 3,867,000 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 1997, with respect to the consolidated financial statements and schedule of Great Lakes REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                                  Ernst & Young LLP


Chicago, Illinois
December 4, 1997